                                   EXHIBIT 11
                          Flagstar Capital Corporation
                  Computation of Net Earnings per Common Share
                      (In thousands, except per share data)


In order to calculate net earnings per share of common stock, the Company must first subtract the dividend requirements of the Series A Preferred Shares to arrive at net earnings available to the common stockholders. Net earnings per share are calculated by dividing net earnings available to common stockholders by the average number of common shares outstanding during the period.





                                               For the           For the         For the six        For the six
                                               quarter           quarter            months             months
                                                ended             ended             ended               ended
                                                June              June               June               June
                                                 30                30,                30                 30,
                                                2002              2001               2002               2001
                                               ------            ------             ------             ------
Net Earnings                                   $2,567            $1,791             $5,819             $3,683
                                               ------            ------             ------             ------

Less: preferred stock dividends                 1,222             1,222              2,444              2,444
                                               ------            ------             ------             ------
Net income available to
common stockholders                            $1,345            $  569             $3,375             $1,239
                                               ======            ======             ======             ======
Average common
shares outstanding                              1,000             1,000              1,000              1,000
Net earnings per common share                  $ 1.35            $ 0.57             $ 3.38             $ 1.24


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